Somnigroup International Extends Scott Thompson’s Employment Contract

DALLAS, TX, June 24, 2025 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced that, upon the recommendation of the Human Resources/Capital and Talent Committee, the independent members of the Board of Directors have extended the term of Scott Thompson's employment contract as Chairman, Chief Executive Officer and President of the Company to December 31, 2029. Mr. Thompson has led the Company since September 2015. During his tenure, the Company’s share price increased by over 250%, exceeding both the S&P 500 and the Russell 2000 Indexes.

Richard W. Neu, Lead Director of the Somnigroup Board of Directors, commented, “We are pleased to reaffirm our confidence in Mr. Thompson’s leadership as he guides Somnigroup into an exciting new era of opportunity and growth. Under his direction, the Company has strengthened its global competitive position, closed significant domestic and international acquisitions, and returned approximately $3 billion to shareholders through a combination of dividends and share repurchases.”

Mr. Thompson commented, “It is a privilege to continue leading Somnigroup and to work alongside such a dedicated and talented management team. I am sincerely grateful to our employees, customers, suppliers, Board of Directors, and shareholders for their ongoing support. We are all looking forward to building upon the progress and momentum we have achieved to date as we continue to execute on our long-term growth plan.”

In connection with the employment contract extension, Mr. Thompson was awarded 1.2 million stock options in three equal tranches with increasing strike prices. The first tranche has a strike price at the Company’s stock price on June 23, 2025, rounded up to the nearest whole dollar, and the second and third tranches have strike price premiums of approximately $5 and $10 when compared to the first tranche strike price, respectively. The independent members of the Board of Directors have also decided to award Mr. Thompson a one-time $10 million transaction bonus related to his significant involvement in achieving the successful acquisition of Mattress Firm. No other terms of Mr. Thompson's employment contract were materially changed, including the base salary and the annual incentive compensation plan currently in place.

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Somnigroup Investor Relations Contact

Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com